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Exhibit 10.19

January 16, 2007
David Keck
780 Tox Drive
Missoula, MT 59804

Dear Dave,

        This letter will confirm that we have agreed that, for $1.00 and other good and valuable consideration, receipt of which is acknowledged, the Employment Agreement entered into between you and GT Solar Incorporated (formerly, GT Solar Technologies, Inc.) effective April 12, 2006 ("Agreement") is amended as follows.

        Paragraph 3 (b) of the Agreement is deleted in its entirety and in place thereof the following is substituted:

          "Bonus.    The Executive shall be eligible during each twelve (12) months of the Term ("Bonus Period") to receive a cash bonus ("Bonus") calculated as Eight Thousand Dollars ($8,000.00) for each One Million Dollars ($1,000,000) in confirmed bookings by GT from the sale of silicon production equipment and related engineering services ("Bonus Sales") during a given twelve month Bonus Period for which a Bonus is calculated, provided that the combined amount payable for Base Salary and Bonus during any twelve month Bonus Period shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000). Bonuses will be payable as follows for sales for which a Bonus is payable: (a) fifteen percent (15%) upon the Company's receipt of the customer deposit for such sale, (b) forty-five percent (45%) upon shipment of the equipment that is the subject of such sale, and (c) forty percent (40%) upon final payment by the customer of remainder of the purchase price for such sale."

        Please indicate your agreement to the foregoing amendment of the Agreement by signing a copy of this letter where indicated below and returning it to me.

Sincerely,

/s/ Thomas M. Zarrella Thomas M. Zarrella President

I have read and agree to the foregoing amendment to the Agreement.

/s/ David Keck David Keck

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  Exhibit 10.19